Exhibit 19

1.	PURPOSE

Generac has established this Insider Trading Policy (“Policy”) to aid our employees in understanding their responsibilities in complying with laws prohibiting insider trading, to set forth procedures designed to facilitate compliance, and to avoid the appearance of any impropriety.

2.	SCOPE

This Policy applies to all employees of Generac Holdings, Inc. and its subsidiaries (“Generac”) worldwide. The additional procedures in Section 5 apply only to Covered Persons.

3.	POLICY STATEMENT

Our Policy prohibits trading in Generac securities on the basis of non-public, Material Information about Generac. It also prohibits trading in the securities of other companies on the basis of inside information learned about those companies through employment at Generac.

Our Policy also prohibits Covered Persons from engaging in the following types of transactions: hedging (e.g., forward sale contracts, collars, equity swaps, or similar derivative transactions), short sales, purchase of publicly traded options, or short swing transactions (meaning the execution of an opposite transaction within 6 months of an original transaction).

Covered Persons who are subject to pre-clearance procedures of Section 5.2.a) also may not directly or indirectly pledge shares of Generac securities, including holding of shares in a margin account, which would entitle a third party to foreclose against or otherwise sell the securities.

Any employee who violates this Policy may be subject to disciplinary action, up to and including termination.

4.	DEFINITIONS

4.1.

Covered Person is a director, officer, or an employee with regular direct or indirect access to non-public, Material Information about Generac, as well as any family member of such director, officer, or employee.

4.2.	Covered Senior Executive is a Covered Person who is required to maintain minimum target ownership requirements of Generac securities under company policies

4.3	Material Information is information that could be expected to affect the company’s stock price. Examples of information that typically is considered Material Information includes:

●	Financial information about Generac that has not been announced to the public;

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●	Projections of future earnings or losses, or other earnings guidance;

●	Potential or planned acquisitions, divestitures, mergers, joint ventures or restructuring;

●	Changes to the board of directors or senior management; and

●	Potential gain or loss of a significant customer, supplier or purchase order.

If you are unsure if information is Material Information, please contact the General Counsel or the Deputy General Counsel – Corporate Governance & Compliance for assistance.

5.	PROCEDURES

5.1	Trading Restrictions

a)	Covered Persons as well as their family members may not conduct any transaction of Generac securities other than as specified in this Policy and its procedures.

●

Covered Persons may only conduct transactions outside of a “Blackout Period,” which generally starts on the 22nd calendar day prior to the end of a fiscal quarter and ends after the second business day following the public release of our quarterly earnings. Trading windows will open after the second business day following the public release of quarterly earnings until the beginning of the next Blackout Period.

●

This Policy’s trading restrictions do not apply to the purchase of Generac securities through the exercise of stock options granted by the Company (whether by cash exercise, stock swap, or net exercise, to the extent these forms of exercise are permitted by the Company). The restrictions do, however, apply to any subsequent sale of Generac securities acquired through an option exercise, including a broker-assisted cashless exercise.

b)

Covered Senior Executives who are required to maintain minimum target ownership requirements of Generac securities under company policies must pre-clear any trade in Generac securities under the procedures in Section 5.2.a).

c)

An event-specific blackout period may be instituted due to material events or unforeseen circumstances, and an open trading window may be closed or not opened as a result. Impacted persons, including individuals who are not Covered Persons, will be notified by email of an event-specific blackout period.

An event-specific blackout period will not be announced separately and should not be communicated to any person who is not directly notified of it.

d)

Regardless of whether there is an open trading window or pre-clearance has been received, an employee or a Covered Person may not transact in Generac securities if he or she is aware of non-public, Material Information.

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5.2.	Trading Procedures

a)

Covered Senior Executives and their family members must pre-clear any trade in Generac securities with the Chief Financial Officer or the General Counsel (or their designees) at least two (2) business days before the proposed transaction date.

1.	The pre-clearance must identify: 1) the proposed date of the transaction; 2) the broker-dealer or other investment professional responsible for executing the transaction.

2.	If the transaction does not occur on the proposed date, a new pre-clearance request must be resubmitted.

3.

Within one (1) business day of completing any transaction in Generac securities, the Covered Senior Executive or his or her broker-dealer must deliver to the Chief Financial Officer and the General Counsel (or their designees) documentation confirming the transaction.

4.	Pre-clearance is not required for:

●	Purchases or sales of securities under a pre-arranged allocations elections made for any 401(k) or other tax-qualified employee benefit plan of the company;

●

Securities transactions made under a properly established Rule 10b5-1 trading plan. Such plans must be approved in advance by the Chief Financial Officer and General Counsel, and entered into only during an open trading window and outside of a Blackout Period; or

●	Transactions in any other company’s securities, unless previously required by the Chief Financial Officer in writing.

b)	Covered Persons and their family members may only transact in Generac securities during an open trading window and outside of a Blackout Period.

Except for Covered Senior Executives, Covered Persons are not required to follow the pre-clearance procedures of 5.2.a).

c)

Covered Persons who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act are responsible for those obligations. However, because of the complexity of these reporting requirements, Generac will prepare and file Section 16 reports with the Securities and Exchange Commission on the basis of information supplied by the individual and either our stock plan administrators or the individual’s broker-dealer.

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5.3.	Covered Persons List

The Deputy General Counsel – Corporate Governance and Compliance and the Manager – Executive Compensation and Incentives are responsible for maintaining a current list of Covered Persons.

5.4.	Trading Window and Blackout Period Notices

All Covered Persons will receive a trading window notice by email within one week before the trading window opens. Covered Persons will also receive a notice by email before a Blackout Period begins.

5.5	Questions Regarding These Procedures

You should direct any questions regarding these restrictions and procedures to the General Counsel or the Deputy General Counsel – Corporate Governance and Compliance.

6.	COMMUNICATING INFORMATION ABOUT THE COMPANY

6.1	Authorized Spokespersons

Only the Chief Executive Officer, the Chief Financial Officer, or any person designated by the Chief Executive Officer is authorized to speak on behalf of Generac. Employees may not disclose confidential information about the company outside of the company (regardless of the setting) without prior authorization.

6.2	Inadvertent Disclosure of Non-Public, Material Information

If an employee becomes aware that non-public, Material Information about Generac has been disclosed, the employee should notify the Chief Financial Officer and General Counsel immediately of such disclosure.

6.3	Advance Review of External Presentations and Speeches

If an employee believes that an external presentation or speech (for example, at an investor conference) may contain company sensitive or potentially non-public, Material Information, the employee must have the presentation or speech reviewed in advance by an authorized spokesperson of the company.

7.	POLICY CERTIFICATION

Covered Persons must certify initially and on a regular basis that they acknowledge and comply with this Policy.

8.	POLICY OWNER

The General Counsel or his or her designee is the owner of this Policy.